Exhibit 10.28

INDEMNIFICATION AGREEMENT

This Indemnification Agreement, dated as of July 1, 2008, is made by and between Propell Corporation (“Propell”) and Steven M. and Vicki L. Rhodes (the “Indemnified Parties”).

RECITALS

A.       The Indemnified Parties have guaranteed the repayment of a loan issued to Crystal Magic, Inc.(“Crystal”) from the US Small Business Administration (the “SBA”) which has an outstanding balance of approximately $400,000, bears interest at a rate of 4% per annum and has a 30 year maturity and three additional SBA loans issued to Crystal by Liberty National Bank, the predecessor to Orlando National Bank (the “Bank”) which have an outstanding balance of approximately $495,500 that were guaranteed by Steven & Vicki Rhodes personally (collectively the “Loans”);

B.        In consideration of the Indemnified Parties remaining as a guarantor on the Loans, Propell has agreed to indemnify the Indemnified Parties for any amounts paid to the SBA if the SBA or the Bank demands payment from the Indemnified Parties with respect to the guarantee

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.         Propell agrees to indemnify and hold harmless the Indemnified Parties, from and against any loss, required payments, damage, expense, liability or claim, or actions or proceedings in respect thereof (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending against any litigation commenced, collectively “Damages”) which the Indemnified Parties may incur or which may be made or brought against the Indemnified Parties as a result of a demand for payment made against the Indemnified Parties by the SBA or the Bank with respect to the guarantee under the Loans.

If any Damages are paid by the Indemnified Parties as a result of a demand for payment made against the Indemnified Parties by the SBA or the Bank with respect to the guarantee under the Loans, the Indemnified Parties shall promptly notify Propell in writing of the institution of such action; provided, however, the failure to give such notice shall not release Propell from its obligation to indemnify the Indemnified Parties hereunder except to the extent Propell actually incurs damage by reason of such failure and shall not release Propell from any other obligations or liabilities to the indemnified Parties in any event. Propell shall immediately upon receipt of evidence that the Indemnified Parties have paid such Damages, remit to the Indemnified Parties an amount of money equal to the Damages paid by the indemnified Parties.

2.         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand, on the date of such receipt, (ii) if delivered by overnight courier, one business day after being sent, (iii) in the case of telecopy notice, when acknowledged as received, or (iv) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses or notice to either party are as follows.

(a)        If to Propel:

Propel Corporation

401 E. Las Olas Boulevard

Suite 1560

Ft. Lauderdale, FL 33301

Attention: Ed Bernstein

Facsimile: (415) 532-1612

(b)        If to Rhodes:

Mr. Steven Rhodes

2120 Hidden Pine Lane

Apopka, FL 32712

Facsimile: 407-886-6306

3.         This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement.

4.         No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

5.         All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.

6.         This Agreement shall be governed exclusively by and construed according to the laws of the State of Florida without regard to conflict of law principles.

7.         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

IN WITNESS WFIEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

PROPELL CORPORATION

By: /s/ Edward L. Bernstein

Name: Edward L. Bernstein

Title: Chief Executive Officer

/s/ STEVEN M. RHODES

STEVEN M. RHODES

/s/ VICKI L. RHODES

VICKI L. RHODES